EXHIBIT 21
Subsidiaries of Isabella Bank Corporation

Exhibit 21 - 1

SUBSIDIARIES OF THE REGISTRANT:
          Isabella Bank, wholly owned
          Financial Group Information Services, Inc., wholly owned
          IB&T Employee Leasing, LLC, wholly owned

Exhibit 21 - 2